FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(626) 279-3652
Los Angeles, CA 90012

CATHAY GENERAL BANCORP REPORTS SECOND QUARTER 2009 RESULTS

Los Angeles, Calif., July 29:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the second quarter of 2009.

FINANCIAL PERFORMANCE

	Second Quarter 2009	Second Quarter 2008
Net (loss)/income	$(11.4) million	$19.2 million
Net (loss)/income available to common stockholders	$(15.5) million	$19.2 million
(Loss)/basic earnings per share	$(0.31)	$0.39
(Loss)/ diluted earnings per share	$(0.31)	$0.39
Return on average assets	-0.40%	0.73%
Return on average total stockholders' equity	-3.55%	7.66%
Efficiency ratio	54.87%	41.34%

SECOND QUARTER HIGHLIGHTS

•
Second quarter net loss was $11.4 million compared to a net income of $10.2 million for the first quarter of 2009, and compared to net income of $19.2 million in the same quarter a year ago.  Second quarter net loss to common stockholders was $15.5 million, which was after the deduction of $4.1 million for dividends on preferred stock, compared to net income available to common stockholders of $6.2 million for the first quarter of 2009.

•
Loss per share was $0.31 for the second quarter, compared to diluted earnings per share of $0.12 in the first quarter of 2009, and compared to diluted earnings per share of $0.39 in the same quarter a year ago.

•
Total allowance for credit losses to total loans at June 30, 2009 strengthened to 2.10% from 1.87% at March 31, 2009, with a provision for credit losses of $70.2 million compared to $47.0 million in the first quarter of 2009, and compared to $20.5 million the same quarter a year ago.

•	Capital ratios remain strong with a total capital ratio of 14.23% which is substantially higher than the 10% total capital ratio for well-capitalized status.
•	For the first half of 2009, total deposits excluding brokered deposits increased by $919.2 million, or a 31.4% annualized growth.
•	Results indicated the Company and the Bank would remain well capitalized for regulatory purposes under stress test economic scenario.

“Our second quarter results continue to be significantly impacted by the continuing recession and the ongoing slowdown in residential housing.  We recorded a provision for credit losses during the second quarter of $70.2 million which increased our allowance for credit losses to 2.10% of total loans,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

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“During the first six months of the year, our total deposits grew strongly by $543 million, or 8.0%, net of a $376 million reduction of brokered deposits, which helped us to improve our net loan to deposit ratio to 96.2% at June 30, 2009.  We are especially pleased that our core deposits increased $425 million to $3.1 billion, or a 32.1% annualized growth,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“Our focus continues to be managing through this challenging credit cycle, resolving problem assets on a case by case basis without resorting to bulk sales and maintaining strong liquidity. So far in the third quarter, we have sold or entered into contracts to sell $25 million of foreclosed real estate at a small gain to our June 30 carrying value.  With the improving investment sentiment, we  expect an increase in the pace of sales during the remainder of the third quarter as we continue to resolve problem assets,” concluded Dunson Cheng.

CAPITAL ADEQUACY AND RESULTS OF CATHAY STRESS TEST

At June 30, 2009, the Tier 1 risk-based capital ratio of 12.39%, total risk-based capital ratio of 14.23%, and Tier 1 leverage capital ratio of 9.48%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%.

During the second quarter, management followed the tenets of the Supervisory Capital Assessment Program (SCAP) and applied the “more adverse” stress test guidelines to our loan portfolio. The Company was not one of the banks subject to the SCAP stress test; however, management believed that it was prudent risk management to conduct a similar test on our loan portfolio. The loss assumptions we used in our stress test were similar to the indicative loss rates disclosed in the SCAP white paper and simulates an economic downturn scenario that is more severe than what we are currently experiencing.  The results of our stress test indicated that the Company and the Bank would remain well capitalized for regulatory purposes under the SCAP's economic scenario.

INCOME STATEMENT REVIEW

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased to $66.0 million during the second quarter of 2009, a decline of $6.1 million, or 8.5%, compared to the $72.1 million during the same quarter a year ago.  The decrease was due primarily to the larger decline in earning asset yields compared to rates paid for securities sold under agreements to repurchase and other borrowings.

The net interest margin, on a fully taxable-equivalent basis, was 2.49% for the second quarter of 2009.  The net interest margin decreased 20 basis points from 2.69% in the first quarter of 2009, of which 14 basis points was due to higher levels of nonaccrual loans, and decreased 45 basis points from 2.94% in the second quarter of 2008. The decrease in net interest income from the prior year primarily resulted from increases in non-accrual loans and the increase in the borrowing rate on our long term repurchase agreements and other borrowed funds compared to the decreases in the prime rate.  The majority of our variable rate loans contain interest rate floors, which help limit the impact of the recent decreases of the prime interest rate.

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For the second quarter of 2009, the yield on average interest-earning assets was 4.88% on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 2.75%, and the cost of interest bearing deposits was 2.18%.  In comparison, for the second quarter of 2008, the yield on average interest-earning assets was 5.86%, cost of funds on average interest-bearing liabilities equaled 3.34%, and the cost of interest bearing deposits was 3.03%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 39 basis points to 2.13% for the second quarter ended June 30, 2009, from 2.52% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 32 basis points to 1.95% in the second quarter of 2009 compared to 2.27% in the first quarter of 2009 due primarily to growth in core deposits and decreased 72 basis points from 2.67% in the same quarter a year ago partly due to decrease in market rates and partly to growth in core deposits.

Provision for credit losses

The provision for credit losses was $70.2 million for the second quarter of 2009 compared to $47.0 million for the first quarter of 2009 and compared to $20.5 million in the second quarter of 2008.  During the second quarter, the Company’s provision for credit losses included re-estimation of certain of the Company’s loss reserve factors based on a newly updated migration analysis reflecting more recent loan experience. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at June 30, 2009. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2009	2008	2009	2008

Charge-offs:
Commercial loans	$11,087	$1,870	$22,165	$2,121
Construction loans- residential	27,893	879	44,070	5,009
Construction loans- other	2,884	-	10,107	-
Real estate loans	13,095	207	14,456	382
Real estate- land loans	1,357	-	3,734	339
Installment and other loans	4	-	4	-
Total charge-offs	56,320	2,956	94,536	7,851
Recoveries:
Commercial loans	106	380	304	567
Construction loans- residential	174	83	174	83
Construction loans- other	1	-	1	-
Real estate- land loans	1	-	1	-
Installment and other loans	17	8	17	12
Total recoveries	299	471	497	662
Net Charge-offs	$56,021	$2,485	$94,039	$7,189

Total charge-offs of $56.3 million for the second quarter of 2009 included $18.7 million of charge-offs on fourteen multi-family residential construction loans, $9.2 million of charge-offs on four single family residential construction loans, $2.9 million of charge-offs on commercial property construction loans, $10.6 million of charge-offs on commercial real estate loans, $11.1 million on commercial loans, $2.4 million charge-offs on residential mortgage loans, and $1.4 million of charge-offs on land loans.  Net loan charge-offs increased from $38.0 million in the first quarter of 2009 to $56.0 million in the second quarter of 2009 and compared to $2.5 million in the second quarter of last year as a result of the continuing weak economy.

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Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $32.4 million for the second quarter of 2009, an increase of $23.2 million compared to the non-interest income of $9.2 million for the second quarter of 2008. The increase in non-interest income was primarily due to increases in net gains on sale of available-for-sale securities of $24.6 million. Offsetting the increase were primarily a $1.2 million decrease in gains from foreign currency and exchange transactions and a $343,000 decrease in letters of credit commissions.

Non-interest expense

Non-interest expense increased $20.4 million, or 60.7%, to $54.0 million in the second quarter of 2009 compared to $33.6 million in the same quarter a year ago.  The efficiency ratio was 54.87% in the second quarter of 2009 compared to 41.34% for the same period a year ago due to increases in other real estate owned (“OREO”) expense and Federal Deposit Insurance Corporation (“FDIC”) and State assessments.

OREO expense increased $13.2 million to $13.9 million in the second quarter of 2009 from $641,000 in the same quarter a year ago primarily due to a $13.9 million provision for OREO write-down and a $591,000 increase in OREO expense offset by a $1.1 million gain on the sale of OREO.

FDIC and State assessments increased $6.6 million to $8.1 million in the second quarter of 2009 from $1.5 million in the same quarter a year ago of which $5.5 million was from the special assessment based on total assets as of June 30, 2009. Occupancy expense increased $764,000 primarily due to increases in depreciation expense of $770,000 primarily related to our new administrative offices at 9650 Flair Drive, El Monte which opened in January 2009, which were partially offset by lower rental expense of $218,000.  Professional service expense increased $265,000, or 8.6%, primarily due to increases in legal expenses and collection expenses.  Expense from operations of affordable housing investments increased $454,000 to $2.2 million compared to $1.7 million in the same quarter a year ago as a result of additional investments in affordable housing projects.  Other operating expenses increased $880,000 primarily due to a $983,000 charge for closure of two branches.

Offsetting the above described increases were decreases of $1.3 million in salaries and employee benefits and decreases of $392,000 in marketing expense.  Salaries and employee benefits decreased primarily due to a $650,000 decrease in bonus accruals and a $492,000 decrease in option compensation expense.

Income taxes

The tax benefit for the second quarter of 2009 resulted from the pretax loss for the quarter and the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Total assets decreased by $173.6 million, or 1.5%, to $11.4 billion at June 30, 2009, from $11.6 billion at December 31, 2008.

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The changes in the loan composition from December 31, 2008, are presented below:

Type of Loans:	June 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Commercial	$1,467,338	$1,620,438	(9)
Residential mortgage	640,381	622,741	3
Commercial mortgage	4,126,753	4,132,850	(0)
Equity lines	184,108	168,756	9
Real estate construction	825,836	913,168	(10)
Installment	7,364	11,340	(35)
Other	2,484	3,075	(19)
Gross loans and leases	$7,254,264	$7,472,368	(3)

Allowance for loan losses	(147,687)	(122,093)	21
Unamortized deferred loan fees	(9,495)	(10,094)	(6)
Total loans and leases, net	$7,097,082	$7,340,181	(3)

Total deposits were $7.4 billion at June 30, 2009, an increase of $543.3 million, or 8.0%, from $6.8 billion at December 31, 2008, primarily due to increases of $258.0 million, or 39.1%, in money market accounts and increases of $494.6 million, or 15.3%, in time deposits of $100,000 or more offset by decreases of $287.8 million, or 17.5%, in time deposits under $100,000.  Brokered deposits which are reported in time deposits under $100,000 declined $375.9 million to $613.4 million at June 30, 2009 from $989.3 million at December 31, 2008.  The changes in the deposit composition from December 31, 2008, are presented below:

Deposits	June 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$764,553	$730,433	5
NOW	286,893	257,234	12
Money market	917,472	659,454	39
Savings	330,981	316,263	5
Time deposits under $100,000	1,356,647	1,644,407	(17)
Time deposits of $100,000 or more	3,723,509	3,228,945	15
Total deposits	$7,380,055	$6,836,736	8

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ASSET QUALITY REVIEW

At June 30, 2009, total non-accrual loans increased to $383.1 million, an increase of $161.9 million, or 73.2%, from $221.2 million at March 31, 2009 and an increase of $201.9 million, or 111%, from $181.2 million at December 31, 2008.  A summary of non-accrual loans by collateral type is shown below:

Collateral Type	California	No. of Borrowers	Other States	No. of Borrowers	Total	No. of Borrowers
	(Dollars in thousands except no. of borrowers)
Commercial real estate	$106,327	19	$26,834	31	$133,161	50
Commercial	27,951	21	6,893	9	34,844	30
Construction- residential	133,748	25	20,600	8	154,348	33
Construction- non-residential	22,962	6	835	1	23,797	7
Residential mortgage	7,198	22	2,671	8	9,869	30
Land	17,145	13	9,915	5	27,060	18

Total	$315,331	106	$67,748	62	$383,079	168

Included in nonaccrual commercial real estate loans is a loan with an outstanding balance of $47.6 million to a borrower who filed for bankruptcy in March 2009. Included in nonaccrual residential construction loans are six residential condominium construction loans totaling $64.5 million where the borrower continues to be involved in the marketing of the units or in the completion of the project.

At June 30, 2009, total residential construction loans were $372.2 million of which $8.8 million were in the Central Valley in California and $31.4 million were in San Bernardino and Riverside counties in California. Residential construction loans of $7.5 million in the Central Valley and $19.9 million in San Bernardino and Riverside counties were on non-accrual status as of June 30, 2009.  At June 30, 2009, total land loans were $210.0 million of which $31.2 million were in San Bernardino, Riverside, and Imperial counties and $2.8 million were in the Central Valley.  Land loans of $2.8 million in the Central Valley and a land loan of 0.4 million in Riverside were on non-accrual status as of June 30, 2009.  A land loan of $22.2 million in Nevada was restructured during the second quarter to a below market interest rate and is included in the troubled debt restructured loans total.

At June 30, 2009, net carrying value of other real estate owned increased $9.8 million, or 16.1%, to $70.8 million from $61.0 million at December 31, 2008.  At June 30, 2009, $37.7 million of OREO was located in California, $26.8 million of OREO was located in Texas, $4.0 million of OREO was in Nevada, and $2.4 million in all other states.

Non-performing assets to total assets was 4.2% at June 30, 2009, compared to 2.2% at December 31, 2008.  Total non-performing assets increased $221.9 million, or 88.1%, to $473.7 million at June 30, 2009, compared with $251.8 million at December 31, 2008, primarily due to a $201.9 million increase in non-accrual loans.

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The allowance for loan losses was $147.7 million and the allowance for off-balance sheet unfunded credit commitments was $4.9 million at June 30, 2009, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $152.6 million at June 30, 2009, compared to $129.4 million at December 31, 2008, an increase of $23.2 million, or 17.9%.  The allowance for credit losses represented 2.10% of period-end gross loans and 38.1% of non-performing loans at June 30, 2009.  The comparable ratios were 1.73% of period-end gross loans and 68.9% of non-performing loans at December 31, 2008.  Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	June 30, 2009	December 31, 2008	% Change
Non-performing assets
Accruing loans past due 90 days or more	$16,952	$6,733	152
Non-accrual loans:
Construction- residential	154,348	100,169	54
Construction- non-residential	23,797	22,012	8
Land	27,060	12,608	115
Commercial real estate, excluding land	133,161	19,733	575
Commercial	34,844	20,904	67
Residential mortgage	9,869	5,776	71
Total non-accrual loans:	$383,079	$181,202	111
Total non-performing loans	400,031	187,935	113
Other real estate owned and other assets	73,715	63,892	15
Total non-performing assets	$473,746	$251,827	88
Troubled debt restructurings	$23,705	$924	2,465

Allowance for loan losses	$147,687	$122,093	21
Allowance for off-balance sheet credit commitments	4,898	7,332	(33)
Allowance for credit losses	$152,585	$129,425	18

Total gross loans outstanding, at period-end	$7,254,264	$7,472,368	(3)

Allowance for loan losses to non-performing loans, at period-end	36.92%	64.97%
Allowance for loan losses to gross loans, at period-end	2.04%	1.63%

Allowance for credit losses to non-performing loans, at period-end	38.14%	68.87%
Allowance for credit losses to gross loans, at period-end	2.10%	1.73%

DIVIDEND DECLARATION

On July 29, 2009, the Board of Directors of the Company declared a cash dividend of one cent per common share payable August 20, 2009, to stockholders of record at the close of business on August 10, 2009. “Although we remain well-capitalized, we believe that reducing our dividend is a prudent measure in view of the continuing uncertainties in the economy and the challenges facing the banking industry,” said Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.  “We recognize the value of dividends and understand the importance of dividends to our stockholders. We also appreciate the steadfast loyalty of our stockholders.  Thus, the decision to reduce the dividend was a difficult one to make and was made only after thoughtfully considering the long-term interests of our stockholders.  It is important for our stockholders to understand that we are committed to returning the dividend to a normalized rate as soon as practicable,” Mr. Cheng continued.

YEAR-TO-DATE REVIEW

Net loss was $1.2 million, a $47.7 million, or 103%, decrease compared to net income of $46.5 million for the same period a year ago.  Loss per share was $0.19 compared to $0.94 earnings per diluted share for the same period a year ago due primarily to increases in the provision for loan losses, lower net interest income and higher provision for OREO write-downs.  The net interest margin for the six months ended June 30, 2008, decreased 46 basis points to 2.59% compared to 3.05% for the same period a year ago.
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Return on average stockholders’ equity was negative 0.19% and return on average assets was negative 0.02% for the six months ended June 30, 2009, compared to a return on average stockholders’ equity of 9.32% and a return on average assets of 0.90% for the same period of 2008.  The efficiency ratio for the six months ended June 30, 2009 was 46.58% compared to 40.13% for the same period a year ago.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “shall,” “should,” “will,” “predicts,” “potential,” “continue,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes in general economic conditions; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; deterioration in asset or credit quality; the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; changes in laws, regulations, and accounting rules, or their interpretations; legislative, judicial, or regulatory actions and developments against us; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions resulting from the continuation or worsening of the current economic downturn.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008 (at Item 1A in particular), other reports and registration statements filed with the Securities and Exchange Commission (“SEC”), and other filings it makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

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Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$65,997	$72,114	(8)	$136,422	$147,304	(7)
Provision for credit losses	70,200	20,500	242	117,200	28,000	319
Net interest income after provision for credit losses	(4,203)	51,614	(108)	19,222	119,304	(84)
Non-interest income	32,434	9,175	254	60,095	15,699	283
Non-interest expense	54,006	33,604	61	91,529	65,409	40
(Loss)/income before income tax (benefit)/expense	(25,775)	27,185	(195)	(12,212)	69,594	(118)
Income tax (benefit)/expense	(14,498)	7,804	(286)	(11,324)	22,763	(150)
Net (loss)/income	(11,277)	19,381	(158)	(888)	46,831	(102)
Net (loss)/income attributable to noncontrolling interest	(150)	(150)	-	(301)	(301)	-
Net (loss)/income attributable to Cathay General Bancorp	(11,427)	19,231	(159)	(1,189)	46,530	(103)
Dividends on preferred stock	(4,083)	-	100	(8,163)	-	100
Net (loss)/income available to common stockholders	$(15,510)	$19,231	(181)	$(9,352)	$46,530	(120)

Net (loss)/income available to common stockholders per common share:
Basic	$(0.31)	$0.39	(179)	$(0.19)	$0.94	(120)
Diluted	$(0.31)	$0.39	(179)	$(0.19)	$0.94	(120)

Cash dividends paid per common share	$0.080	$0.105	(24)	$0.185	$0.210	(12)

SELECTED RATIOS
Return on average assets	-0.40%	0.73%	(155)	-0.02%	0.90%	(102)
Return on average total stockholders’ equity	-3.55%	7.66%	(146)	-0.19%	9.32%	(102)
Efficiency ratio	54.87%	41.34%	33	46.58%	40.13%	16
Dividend payout ratio	n/m	26.96%	n/m	n/m	22.28%	n/m
* n/m- not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.88%	5.86%	(17)	5.07%	6.16%	(18)
Total interest-bearing liabilities	2.75%	3.34%	(18)	2.86%	3.56%	(20)
Net interest spread	2.13%	2.52%	(15)	2.21%	2.60%	(15)
Net interest margin	2.49%	2.94%	(15)	2.59%	3.05%	(15)

CAPITAL RATIOS	June 30, 2009	June 30, 2008	December 31, 2008	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	12.39%	9.38%	12.12%	6.0%	4.0%
Total risk-based capital ratio	14.23%	11.02%	13.94%	10.0%	8.0%
Tier 1 leverage capital ratio	9.48%	7.83%	9.79%	5.0%	4.0%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	June 30, 2009	December 31, 2008	% change

Assets
Cash and due from banks	$104,273	$84,818	23
Federal funds sold	33,000	-	100
Cash and cash equivalents	137,273	84,818	62
Short-term investments	49,032	25,000	96
Securities purchased under agreements to resell	-	201,000	(100)
Securities available-for-sale (amortized cost of $3,177,575 in 2009 and $3,043,566 in 2008)	3,158,450	3,083,817	2
Trading securities	75,334	12	100
Loans	7,254,264	7,472,368	(3)
Less: Allowance for loan losses	(147,687)	(122,093)	21
Unamortized deferred loan fees, net	(9,495)	(10,094)	(6)
Loans, net	7,097,082	7,340,181	(3)
Federal Home Loan Bank stock	71,791	71,791	-
Other real estate owned, net	70,838	61,015	16
Affordable housing investments, net	99,674	103,562	(4)
Premises and equipment, net	107,987	104,107	4
Customers’ liability on acceptances	26,398	39,117	(33)
Accrued interest receivable	41,495	43,603	(5)
Goodwill	319,468	319,557	(0)
Other intangible assets, net	26,094	29,246	(11)
Other assets	128,077	75,813	69
Total assets	$11,408,993	$11,582,639	(1)

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$764,553	$730,433	5
Interest-bearing deposits:
NOW deposits	286,893	257,234	12
Money market deposits	917,472	659,454	39
Savings deposits	330,981	316,263	5
Time deposits under $100,000	1,356,647	1,644,407	(17)
Time deposits of $100,000 or more	3,723,509	3,228,945	15
Total deposits	7,380,055	6,836,736	8

Federal funds purchased	-	52,000	(100)
Securities sold under agreements to repurchase	1,557,000	1,610,000	(3)
Advances from the Federal Home Loan Bank	929,362	1,449,362	(36)
Other borrowings for affordable housing investments	19,390	19,500	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	26,398	39,117	(33)
Other liabilities	71,816	103,401	(31)
Total liabilities	10,155,157	10,281,252	(1)
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued and outstanding in 2009 and 2008	242,242	240,554	-
Common stock, $0.01 par value, 100,000,000 shares authorized, 53,780,633 issued and 49,573,068 outstanding at June 30, 2009 and 53,715,815 issued and 49,508,250 outstanding at December 31, 2008	538	537	0
Additional paid-in-capital	512,299	508,613	1
Accumulated other comprehensive income, net	(11,084)	23,327	(148)
Retained earnings	627,077	645,592	(3)
Treasury stock, at cost (4,207,565 shares in 2009 and in 2008)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,245,336	1,292,887	(4)
Noncontrolling interest	8,500	8,500	-
Total equity	1,253,836	1,301,387	(4)
Total liabilities and equity	$11,408,993	$11,582,639	(1)

Book value per common stock share	$19.93	$20.90	(5)
Number of common stock shares outstanding	49,573,068	49,508,250	0

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$98,650	$110,850	$202,644	$227,875
Investment securities- taxable	30,321	28,426	62,515	56,932
Investment securities- nontaxable	207	324	453	690
Federal Home Loan Bank stock	-	928	-	1,681
Agency preferred stock	-	592	-	1,308
Federal funds sold and securities purchased under agreements to resell	1	2,915	1,303	9,395
Deposits with banks	73	27	131	481

Total interest and dividend income	129,252	144,062	267,046	298,362

INTEREST EXPENSE
Time deposits of $100,000 or more	21,876	28,304	45,113	60,172
Other deposits	13,459	15,184	29,574	32,419
Securities sold under agreements to repurchase	16,036	14,917	31,972	29,542
Advances from Federal Home Loan Bank	10,552	11,323	21,117	23,444
Long-term debt	1,319	2,010	2,824	4,859
Short-term borrowings	13	210	24	622

Total interest expense	63,255	71,948	130,624	151,058

Net interest income before provision for credit losses	65,997	72,114	136,422	147,304
Provision for credit losses	70,200	20,500	117,200	28,000

Net interest income after provision for loan losses	(4,203)	51,614	19,222	119,304

NON-INTEREST INCOME
Securities gains, net	26,938	2,333	49,436	2,333
Letters of credit commissions	1,033	1,376	2,009	2,816
Depository service fees	1,269	1,175	2,668	2,447
Other operating income	3,194	4,291	5,982	8,103

Total non-interest income	32,434	9,175	60,095	15,699

NON-INTEREST EXPENSE
Salaries and employee benefits	15,073	16,408	31,959	34,267
Occupancy expense	4,006	3,242	8,127	6,525
Computer and equipment expense	1,990	1,932	3,886	4,176
Professional services expense	3,360	3,095	6,327	5,480
FDIC and State assessments	8,054	1,545	10,908	1,836
Marketing expense	456	848	1,484	1,865
Other real estate owned expense (income)	13,873	641	16,015	624
Operations of affordable housing investments	2,150	1,696	3,848	2,521
Amortization of core deposit intangibles	1,689	1,722	3,400	3,474
Other operating expense	3,355	2,475	5,575	4,641

Total non-interest expense	54,006	33,604	91,529	65,409

(Loss)/income before income tax (benefit)/expense	(25,775)	27,185	(12,212)	69,594
Income tax (benefit)/expense	(14,498)	7,804	(11,324)	22,763
Net (loss)/income	(11,277)	19,381	(888)	46,831
Less: net income attributable to noncontrolling interest	(150)	(150)	(301)	(301)
Net (loss)/income attributable to Cathay General Bancorp	(11,427)	19,231	(1,189)	46,530

Dividends on preferred stock	(4,083)	-	(8,163)	-
Net (loss)/income available to common stockholders	$(15,510)	$19,231	$(9,352)	$46,530

Net (loss)/income available to common stockholders per common share:
Basic	$(0.31)	$0.39	$(0.19)	$0.94
Diluted	$(0.31)	$0.39	$(0.19)	$0.94

Cash dividends paid per common share	$0.080	$0.105	$0.185	$0.210
Basic average common shares outstanding	49,554,696	49,389,522	49,543,084	49,367,903
Diluted average common shares outstanding	49,557,514	49,429,348	49,549,323	49,480,439

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CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	June 30, 2009		June 30, 2008		March 31, 2009

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,342,100	5.39%	$7,122,528	6.26%	$7,459,092	5.65%
Taxable investment securities	3,158,622	3.85%	2,475,628	4.62%	2,970,700	4.40%
Tax-exempt investment securities (2)	19,315	6.60%	60,781	8.69%	22,845	6.73%
FHLB stock	71,791	0.00%	65,879	5.67%	71,791	0.00%
Federal funds sold and securities purchased under agreements to resell	3,989	0.10%	177,445	6.61%	80,700	6.54%
Deposits with banks	37,363	0.78%	5,188	2.09%	24,998	0.94%
Total interest-earning assets	$10,633,180	4.88%	$9,907,449	5.86%	$10,630,126	5.26%

Interest-bearing liabilities
Interest-bearing demand deposits	$278,944	0.41%	$253,559	0.58%	$259,535	0.40%
Money market	834,063	1.56%	738,206	1.76%	759,930	1.58%
Savings deposits	328,274	0.21%	337,512	0.33%	311,145	0.22%
Time deposits	5,064,471	2.50%	4,452,317	3.58%	4,961,130	2.94%
Total interest-bearing deposits	$6,505,752	2.18%	$5,781,594	3.03%	$6,291,740	2.54%
Federal funds purchased	16,747	0.26%	37,720	2.24%	16,933	0.26%
Securities sold under agreements to repurchase	1,559,302	4.12%	1,551,571	3.87%	1,580,989	4.09%
Other borrowed funds	962,405	4.40%	1,134,448	4.01%	1,117,844	3.83%
Long-term debt	171,136	3.09%	171,136	4.72%	171,136	3.57%
Total interest-bearing liabilities	9,215,342	2.75%	8,676,469	3.34%	9,178,642	2.98%

Non-interest-bearing demand deposits	749,573		764,270		734,883
Total deposits and other borrowed funds	$9,964,915		$9,440,739		$9,913,525
Total average assets	$11,385,388		$10,561,123		$11,351,762
Total average equity	$1,300,169		$1,017,963		$1,300,732

	For the six months ended,
(In thousands)	June 30, 2009		June 30, 2008

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,400,273	5.52%	$6,963,564	6.58%
Taxable investment securities	3,065,179	4.11%	2,364,324	4.84%
Tax-exempt investment securities (2)	21,071	6.67%	64,125	8.98%
FHLB stock	71,791	0.00%	65,816	5.14%
Federal funds sold and securities purchased under agreements to resell	42,133	6.24%	298,560	6.33%
Deposits with banks	31,214	0.85%	15,062	6.42%
Total interest-earning assets	$10,631,661	5.07%	$9,771,451	6.16%

Interest-bearing liabilities
Interest-bearing demand deposits	$269,293	0.41%	$245,585	0.70%
Money market deposits	797,202	1.57%	719,879	1.97%
Savings deposits	319,757	0.22%	334,008	0.43%
Time deposits	5,013,085	2.72%	4,316,594	3.91%
Total interest-bearing deposits	$6,399,337	2.35%	$5,616,066	3.32%
Federal funds purchased	16,840	0.26%	40,530	2.94%
Securities sold under agreements to repurchase	1,570,086	4.11%	1,555,454	3.82%
Other borrowed funds	1,039,695	4.10%	1,145,343	4.12%
Long-term debt	171,136	3.33%	171,136	5.71%
Total interest-bearing liabilities	9,197,094	2.86%	8,528,529	3.56%
Non-interest-bearing demand deposits	742,269		772,424
Total deposits and other borrowed funds	$9,939,363		$9,300,953
Total average assets	$11,368,574		$10,431,709
Total average equity	$1,300,355		$1,012,690
(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.